Exhibit 99.1

Corbus Pharmaceuticals Announces Positive Topline Data from CANYON-1 Study of Daily Oral CRB-913 for the Treatment of Obesity

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CRB-913 demonstrated statistically significant and clinically meaningful mean weight loss of 5% at 60 mg after 12 weeks with no plateau observed
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CRB-913 was generally well tolerated with psychiatric adverse events broadly in line with GLP-1 drugs and a favorable emerging GI tolerability profile
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Data support CRB-913’s potential to establish a new class of oral non-incretin obesity medicines
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Data selected for late-breaking presentation at ObesityWeek® 2026
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Company will hold an investor call at 8:00am EDT today

Norwood, MA, September 14, 2026 (GLOBE NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP), a clinical-stage company focused on new therapies in oncology and obesity, today announced positive topline data from the Company’s CANYON-1 Phase 1b clinical trial of CRB-913 for the treatment of obesity. The data demonstrated statistically significant and clinically meaningful weight loss at all three doses with the 60 mg dose achieving a mean weight loss of 5% at 12 weeks. CRB-913 was associated with a favorable safety profile and fewer gastrointestinal (GI) adverse events based on cross-trial comparison with published data of currently marketed oral GLP-1 drugs. These data support CRB-913’s potential to establish a new class of oral, non-incretin obesity medicines.

“From a clinical practice perspective, a substantial number of patients with obesity either cannot tolerate GLP-1 receptor agonists or do not achieve an adequate therapeutic response,” said Harold Bays, M.D., Medical Director, Louisville Metabolic and Atherosclerosis Research Center/Monroe Biomedical Research, Clinical Associate Professor at the University of Louisville School of Medicine, and an investigator on the CANYON-1 trial. “In addition, more than 60% discontinue treatment within the first year. What I find particularly encouraging about the CANYON-1 study results is that weight reduction had not yet plateaued by the end of the 12-week treatment period, and that CRB-913 appears to have avoided the depressive effects associated with earlier central nervous system-acting cannabinoid receptor agonists. These findings support the potential emergence of the first agent in a new class of obesity medications, offering a novel mechanism of action to help treat the global epidemic of obesity.”

Yuval Cohen, Ph.D., CEO of Corbus Pharmaceuticals, added, “We set out to test a key hypothesis: by successfully designing a peripherally restricted CB1 inverse agonist, can we deliver a safe and tolerable therapeutic alternative with competitive weight loss to oral GLP-1s? The CANYON-1 data provide an important confirmatory milestone of this hypothesis. We are excited about these results and look forward to the Phase 2 study of CRB-913.”

Study Design

The CANYON-1 Phase 1b clinical trial was a 16-week double-blind, placebo-controlled, dose-ranging study that enrolled 254 obese, non-diabetic adult participants at 15 investigational sites in the United States (NCT07310901). The trial included three CRB-913 cohorts of 20 mg, 40 mg, and 60 mg dosed orally once-daily as well as a placebo cohort (randomization of 1:1:1:1). A dose titration regimen was used with all participants receiving CRB-913 commencing at 20 mg/day and then titrating up every two weeks to either 40 mg/day or 60 mg/day depending on their assigned cohort. Participants were dosed for 12 weeks and followed for an additional 4 weeks.

Topline Efficacy

CRB-913 demonstrated rapid, statistically significant and clinically meaningful weight loss at all dose levels, with no evidence of plateauing at any of the doses.

Cohort	Placebo (n=66)	CRB-913
		20 mg (n=65)	40 mg (n=61)	60 mg (n=62)
LS Mean % change in weight loss from baseline at week 12[1]	0.0%	2.8%	3.3%	5.0%
LS Mean % change in weight loss at week 12[1] (placebo adjusted)	NA	2.8%	3.3%	5.0%
p-value vs. placebo	NA	<0.0001	<0.0001	<0.0001

Efficacy estimand. The LS means, and p-values are the Mixed Model for Repeated Measures (MMRM) with percent change from baseline as the dependent variable; sex, treatment group, visit and treatment group-by-visit interaction as categorical fixed effects, and the baseline weight as a covariate. An unstructured covariate matrix is used.

Weight loss response rates were significantly higher across all three CRB-913 cohorts compared to the placebo cohort. All participants who completed the study and received CRB-913 at the 60 mg dose lost weight, with 44.4% losing at least 5.0% from baseline. Similarly, 6.7% of the participants in that cohort lost more than 7.5% of their weight from baseline. The highest recorded weight loss for this cohort was 13.4% from baseline.

Topline Safety and Tolerability2

CRB-913 was generally safe and well tolerated. Treatment discontinuations due to AEs with CRB-913 (3.1%-13.1%) were in line with those recorded with approved oral GLP-1s (6.9%-20.7%) and markedly less than the 13%-42% study discontinuation rate reported with monlunabant.

Psychiatric AEs of Special Interest:

Treatment emergent psychiatric AEs were infrequent, mild to moderate, and transient. There were no serious or severe psychiatric AEs reported in the study. There were no cases of suicidality and only one case of transient depressive symptom (moderate) out of a total of 188 participants dosed with CRB-913. Psychiatric AEs were noted across all cohorts, including placebo, and generally showed no dose-related patterns. The most common psychiatric AE was irritability, and all cases were mild.

Psychiatric AEs were broadly in line with those reported for clinical studies for liraglutide, semaglutide and tirzepatide. The psychiatric AEs were lower than those seen with monlunabant, a recently studied but subsequently discontinued CB1 inverse agonist with significantly higher brain penetration than CRB-913.

Psychiatric Treatment Emergent Adverse Events

	Placebo (n=66)	CRB-913 20 mg (n=65)	CRB-913 40 mg (n=61)	CRB-913 60 mg (n=62)	Published data for liraglutide[3], semaglutide[4] and tirzepatide[5]	Monlunabant[6] Phase 2 (n=180)
Depression	0%	0%	0%	1.6%	2%-4.6%	3%-8%
Anxiety	4.5%	3.1%	8.2%	4.8%	1.9%-7.2%	10%-27%
Irritability	0%	6.2%	8.2%	9.7%	Not reported	10%-17%
Insomnia	3.0%	1.5%	4.9%	0%	2.9%-3.9%	7%-17%

2 These limited observations are cross trial comparison derived from separate clinical settings and do not represent head-to-head comparisons. Published safety data reflect adverse events reported over study durations longer than the 12-week CANYON-1 treatment period: 56-week study (liraglutide, Diabetes Obes Metab. 2017), 68-week study (semaglutide, JAMA Intern Med. 2024), and 72-week study (tirzepatide, Obesity 2026).

3 O'Neil et al. “Neuropsychiatric safety with liraglutide 3.0 mg for weight management: Results from randomized controlled phase 2 and 3a trials. Diabetes Obes Metab. 2017.

4 Wadden et al. Psychiatric Safety of Semaglutide for Weight Management in People Without Known Major Psychopathology: Post Hoc Analysis of the STEP 1, 2, 3, and 5 Trials. JAMA Intern Med. 2024.

5 Wadden et al, “Psychiatric Safety of Tirzepatide in People With Obesity and No Known Major Psychopathology: A Post Hoc Analysis of SURMOUNT,” Obesity 2026.

6 Knop, F.K. et al. Efficacy and safety of monlunabant in adults with obesity and metabolic syndrome: a double-blind, randomised, placebo-controlled, phase 2a trial. The Lancet 2025.

Gastrointestinal AEs of Special Interest:

GI AEs were mild or moderate across all CRB-913 doses, with no serious or severe cases reported and were generally not dose-dependent. The emerging GI profile appears more tolerable than the oral GLP-1 class with markedly less vomiting, constipation, and nausea.

Gastrointestinal Treatment Emergent Adverse Events

	CRB-913 (20 mg) (n=65)	CRB-913 (40 mg) (n=61)	CRB-913 (60 mg) (n=62)	Oral semaglutide (25 mg)[7]	Orforglipron (36 mg capsule)[8]
Vomiting	4.6%	8.2%	1.6%	31%	14% – 28%
Nausea	15.4%	26.2%	22.6%	47%	41% – 48%

Constipation	4.6%	1.6%	4.8%	20%	24% – 28%
Diarrhea	21.5%	26.2%	22.6%	18%	3% –14%

Note: These limited observations are cross trial comparison derived from separate clinical settings and do not represent head-to-head comparisons. Published safety data reflect adverse events reported over study durations longer than the 12-week CANYON-1 treatment period: 68-week study (oral semaglutide 25 mg, N Engl J Med 2025) and 36-week study (orforglipron, N Engl J Med 2023).

7 Wharton, S. et al. Oral Semaglutide at a Dose of 25 mg in Adults with Overweight or Obesity; N Engl J Med 2025.

8 Wharton S, et al. Daily oral GLP-1 receptor agonist orforglipron for adults with obesity. N Engl J Med. 2023. Note: Early clinical development evaluated a 36mg capsule formulation; subsequent bridging established pharmacokinetic bioequivalence to the 17.2mg tablet commercial formulation.

Next Steps

The data from the CANYON-1 Phase 1b trial will be detailed in a late-breaking presentation at ObesityWeek® 2026, to be held November 14 – 17, 2026. The Company plans to engage with the FDA on the clinical development plan and expects to initiate a Phase 2 monotherapy study in the first half of 2027. In addition, the Company is evaluating the potential to combine CRB-913 with GLP-1 therapy.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical-stage company focusing on new therapies in oncology and obesity and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well-understood biological pathways. Corbus’ pipeline includes CRB-701, a next-generation antibody drug conjugate for the treatment of Nectin-4-expressing tumors, and CRB-913, an orally delivered highly peripherally restricted CB1 inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act of 1995, as amended, including those relating to the Company's trial results, product development, clinical and regulatory timelines, including timing for completion of trials and presentation of data, anticipated timing for initiation of clinical trials, anticipated regulatory interactions and outcomes, including alignment with FDA on trial design, potential accelerated approval, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities, sufficiency of cash runway and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential,” "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company's filings with the Securities and Exchange Commission including those described in our Annual Report on Form 10-K for the year ended December 31, 2025, and other filings we make with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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INVESTOR CONTACTS:

Sean Moran
Chief Financial Officer
Corbus Pharmaceuticals
smoran@corbuspharma.com

Dan Ferry
Managing Director
LifeSci Advisors, LLC
daniel@lifesciadvisors.com

MEDIA CONTACT:

Liz Melone

Founder & Principal

Melone Communications, LLC

liz@melonecomm.com